TOUCHSTONE STRATEGIC TRUST

            AMENDMENT TO RESTATED AGREEMENT AND DECLARATION OF TRUST

      The undersigned hereby certifies that she is the duly elected Assistant Secretary of Touchtone Strategic Trust (the "Trust") and that pursuant to
Section 7.3 of the Trust's Restated Agreement and Declaration of Trust, the Trustees, at a meeting held October 12, 2006, at which a quorum was present, adopted the following resolutions:

            "RESOLVED, that Class I shares issued by the Large Cap Growth Fund, Small Cap Growth Fund, Micro Cap Growth Fund and Diversified Small Cap Growth Fund series of Touchstone Strategic Trust (the "Trust") be, and they hereby are, redesignated as 'Class Y' shares; and

            FURTHER RESOLVED, that Class I shares of the Trust be redesignated Class Y shares on or about November 20, 2006 or such other date as determined by management of the Trust; and

            FURTHER RESOLVED, that the officers of the Trust be, and they hereby are, authorized to do each and everything necessary to effect these resolutions."

      The undersigned certifies that the actions to effect the foregoing Amendment were duly taken in the manner provided by the Restated Agreement and Declaration of Trust, and that she is causing this Certificate to be signed and filed as provided in Section 7.4 of the Restated Agreement and Declaration of Trust.

      WITNESS my hand this 22nd day of March, 2007.

                                        /s/ Elizabeth A. Santen
                                        ----------------------------------------
                                        Elizabeth A. Santen, Assistant Secretary